General Electric Company	Directors' Charitable Gift Plan

Exhibit 10(i)

DIRECTORS ' CHARITABLE GIFT PLAN

PURPOSE

  The purpose of the General Electric Company Directors ' Charitable Gift Plan is to provide the Company and its Board of Directors with an opportunity to provide substantial future contributions to charitable organizations selected by the Directors.

ELIGIBILITY

  All current Directors of General Electric are eligible to participate in the General Electric Company Directors ' Charitable Gift Plan. Persons who are elected to the Company 's Board of Directors after the effective date of the Plan will immediately be eligible to participate.
  A Director 's participation in the Plan will become effective when he or she completes all of the Plan enrollment procedures.

CHARITABLE CONTRIBUTION

  The Company will contribute a total of $1,000,000 to be allocated in accordance with each Director 's recommendation among up to five charitable organizations.
  The donation(s) will be made in the Director 's name.
  The donation(s) will be made at the earlier of the Director 's termination of service from the GE Board, or death.

RECOMMENDATION OF CHARITABLE BENEFICIARY

  Each Director will complete a Charitable Beneficiary Recommendation Form to recommend the organization(s) to receive donations from the Company after his or her retirement, or death if earlier. The form will be acknowledged by the Company, and a copy will be returned to the Director.

    You will find your Charitable Beneficiary Recommendation Form under the Recommendation Form tab in this binder.

  Each Director may recommend up to five charities to receive donations aggregating $1,000,000.
  Each charity recommended by a Director must be a tax-exempt organization under Section 501 of the Internal Revenue Code. However, private foundations may not be recommended for a GE gift under the Plan.

    A Director who is a citizen and/or resident of a country other than the United States may recommend a charitable organization located in that country, regardless of its US tax status, but any such organization must be approved by the Company in order to be eligible to receive a donation under the Plan.

  The designation of a charitable beneficiary may be revoked or revised by a Director at any time before his or her retirement, unless a Director elects to make a designation irrevocable.
  A Director can make the designation of a charitable beneficiary irrevocable as to any charity by completing Section III of the Charitable Beneficiary Recommendation Form. The irrevocable designation can apply to all or a portion of the recommended donation amount for the charity. An irrevocable designation cannot be changed by the Director unless the designated charity ceases to qualify as a Plan beneficiary.
  If any charity designated by a Director to receive a donation ceases to qualify as a Plan beneficiary, and a revised designation is not submitted by the Director before his or her death, the amount designated for that particular organization shall be divided among the Director 's remaining designated qualified charities on a prorata basis. If all the charities selected by a Director cease to qualify, the Company will select a beneficiary to receive the donation on behalf of the Director.
  Each charity recommended by a Director will receive a letter from the Company notifying it that it has been selected by the Director to receive a donation under the Plan. However, a Director can instruct the Company not to notify a charity by completing Section IV of the Charitable Beneficiary Recommendation Form.

    A sample notification letter is included as Attachment A on page 4.

MISCELLANEOUS PROVISIONS

  A Director 's rights and interest under the Plan may not be assigned or transferred.
  The expenses of the Plan will be borne by the Company. No contribution from a Director will be required to participate.
  The Plan may be amended or terminated at any time by the Board as the Board may deem advisable.